Exhibit 99.1

(NASDAQ: BOCH)

For Immediate Release:

Bank of Commerce Holdings announces Second Quarter Results

REDDING, California, July 31, 2014 / GLOBE NEWSWIRE— Randall S. Eslick, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH), a $963.7 million bank holding company and parent company of Redding Bank of Commerce and Sacramento Bank of Commerce (a division of Redding Bank of Commerce) (the “Bank”), today reported net income available to common shareholders of $2.2 million and diluted earnings per share (EPS) of $0.16 for the second quarter 2014.

Financial highlights for the quarter:

●	Net income available to common shareholders was $2.2 million for the three months ended June 30, 2014, compared with $2.0 million for the same period a year ago.
●

Gross portfolio loans increased $12.4 million compared to the prior quarter and $2.0 million compared to the second quarter of 2013. The sequential quarter over quarter increase was centered in commercial real estate and consumer loan originations.

●	Total impaired loans decreased $1.2 million or 3% compared to the prior quarter and decreased $6.7 million or 16% compared to the second quarter of 2013.
●	Average non maturing core deposits increased $54.2 million or 12% compared to the same period a year ago.
●	The Company’s Tier 1 Leverage and Total Risk Based ratios are significantly above “Well Capitalized” levels at 12.10% and 16.39%, respectively.

Randall S. Eslick, President and CEO commented: “We are pleased with this quarter’s core performance, especially in light of solid growth in our loan portfolio which was funded exclusively with core deposits. With our well capitalized position, we look forward to continuing these positive trends for the foreseeable future.”

Forward-Looking Statements

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

●	Competitive pressure in the banking industry and changes in the regulatory environment
●	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities
●	A decline in the health of the economy nationally or regionally which could further reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans
●	Credit quality deterioration which could cause an increase in the provision for loan losses
●	Asset/Liability matching risks and liquidity risks
●	Changes in the securities markets

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and under the heading: “Risk Factors” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(NASDAQ: BOCH)

Table 1 below shows summary financial information for the quarters ended June 30, 2014 and 2013, and March 31, 2014.

Table 1	QUARTER END SUMMARY FINANCIAL INFORMATION

(Shares and dollars in thousands)	Q2 2014	Q2 2013	Change	Q1 2014	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.91%	0.84%	0.07%	0.23%	0.68%
Return on average equity, annualized	8.73%	7.40%	1.33%	2.19%	6.54%
Efficiency ratio for quarter to date	59.18%	55.29%	3.89%	91.18%	-32.00%

Share and Per Share figures - Actual
Common shares outstanding at period end	13,294	14,990	(1,696)	13,552	(258)
Weighted average diluted shares	13,426	15,139	(1,713)	13,987	(561)
Diluted EPS	$0.16	$0.13	$0.03	$0.04	$0.12
Book value per common share	$6.07	$5.80	$0.27	$5.97	$0.10
Tangible book value per common share	$6.07	$5.80	$0.27	$5.97	$0.10

Capital Ratios	June 30, 2014	June 30, 2013	Change	March 31, 2014	Change
Bank of Commerce Holdings
Leverage ratio	12.10%	13.02%	-0.92%	12.11%	-0.01%
Tier 1 risk based capital ratio	15.14%	14.27%	0.87%	15.23%	-0.09%
Total risk based capital ratio	16.39%	15.53%	0.86%	16.48%	-0.09%

Redding Bank of Commerce
Leverage ratio	12.11%	12.66%	-0.55%	11.97%	0.14%
Tier 1 risk based capital ratio	15.15%	14.68%	0.47%	15.07%	0.08%
Total risk based capital ratio	16.40%	15.93%	0.47%	16.32%	0.08%

Bank of Commerce Holdings (the “Company”) and the Bank continued to meet all capital adequacy requirements to which they are subject. At June 30, 2014, the Company’s Tier 1 and Total risk based capital ratios measured 15.14% and 16.39% respectively, while the leverage ratio was 12.10%.

Return on average assets (ROA) and return on average equity (ROE) for the current quarter was 0.91% and 8.73%, respectively, compared with 0.84% and 7.40%, respectively, for the same period a year ago. The increase in ROA and ROE during the current quarter compared to the same period a year ago is primarily attributed to reclassification adjustments recorded in other noninterest income. The adjustments were partially offset by increased other noninterest expense and a decrease in the gains recognized on securities compared to the second quarter of 2013.

The increase in ROA in the current quarter compared to the same period a year ago is also partially offset by an increase in the total average assets for the quarter ending June 30, 2014 compared to the same period one year ago. The increase in ROE is partially due to a decrease in the quarterly average shareholders’ equity for the quarter ending June 30, 2014 compared to the same period a year ago due primarily to the Company’s publically announced stock buyback plans.

During the three months ended June 30, 2014 the Company repurchased the remaining 259,185 shares out of the 700,000 common stock shares authorized for repurchase during the first quarter of 2014. The shares were repurchased at a weighted average price of $6.52 per share and all shares repurchased were retired subsequent to purchase.

(NASDAQ: BOCH)

Balance Sheet Overview

As of June 30, 2014, the Company had total consolidated assets of $963.7 million, total net portfolio loans of $609.7 million, allowance for loan and lease losses of $9.9 million, total deposits of $755.0 million, and stockholders' equity of $100.7 million.

The Company recorded net portfolio loans of $609.7 million at June 30, 2014, compared with $604.6 million at June 30, 2013, an increase of $5.1 million. The increase in net portfolio loans during the six months ending June 30, 2014 was primarily attributable to an increase in commercial real estate loans and the purchase of consumer loan pools partially offset by principal pay downs on a commercial secured borrowing line. The $3.3 million decrease in the Allowance for Loan and Lease Losses (ALLL) compared to the same period a year ago is primarily due to charge offs in the first quarter of 2014 related to two significant borrowing relationships.

Table 2	PERIOD END LOANS
	Q2	% of	Q2	% of	Change		Q1	% of
(Dollars in thousands)	2014	Total	2013	Total	Amount	%	2014	Total

Commercial	$168,353	28%	$197,084	31%	$(28,731)	-15%	$165,747	28%
Real estate - construction loans	20,462	3%	15,875	3%	4,587	29%	17,500	3%
Real estate - commercial (investor)	205,592	33%	201,896	33%	3,696	2%	205,111	34%
Real estate - commercial (owner occupied)	88,402	14%	78,478	13%	9,924	13%	86,929	14%
Real estate - ITIN loans	54,611	9%	58,271	9%	(3,660)	-6%	55,411	9%
Real estate - mortgage	14,211	2%	17,738	3%	(3,527)	-20%	14,973	2%
Real estate - equity lines	47,542	8%	44,285	7%	3,257	7%	45,519	8%
Consumer	20,195	3%	3,581	1%	16,614	464%	15,749	1%
Other	50	0%	190	0%	(140)	-74%	110	1%
Gross portfolio loans	619,418	100%	617,398	100%	(2,020)	0%	607,049	100%

Less:
Deferred loan fees, net	(204)		(335)		131	-39%	(320)
Allowance for loan losses	9,882		13,133		(3,251)	-25%	9,748
Net portfolio loans	$609,740		$604,600		$5,140	1%	$597,621

Yield on loans	4.68%		4.80%		-0.12%		4.68%

(NASDAQ: BOCH)

Table 3	PERIOD END CASH EQUIVALENTS AND INVESTMENT SECURITIES
(Dollars in thousands)	Q2	% of	Q2	% of	Change		Q1	% of
	2014	Total	2013	Total	Amount	%	2014	Total
Cash and cash equivalents:
Cash and due from banks	$50,677	18%	$22,426	8%	$28,251	126%	$54,422	18%
Interest bearing due from banks	16,068	5%	20,810	7%	(4,742)	-23%	20,146	6%
	66,745	23%	43,236	15%	23,509	54%	74,568	24%
Investment Securities-AFS
U.S. government and agencies	7,787	3%	886	0%	6,901	779%	6,300	2%
Obligations of state and political subdivisions	55,369	20%	68,652	23%	(13,283)	-19%	56,454	18%
Residential mortgage backed securities and collateralized mortgage obligations	45,798	16%	53,538	18%	(7,740)	-14%	53,105	17%
Corporate securities	42,166	14%	66,924	23%	(24,758)	-37%	49,553	16%
Commercial mortgage backed securities	9,833	3%	7,573	3%	2,260	30%	10,406	3%
Other asset backed securities	27,733	9%	20,922	7%	6,811	33%	28,192	9%
Total Investment Securities-AFS	188,686	65%	218,495	74%	(29,809)	-14%	204,010	65%

Securities-HTM, at amortized cost
Obligations of state and political subdivisions	37,031	12%	34,843	11%	2,188	6%	36,985	12%
Total cash equivalents and investment securities	$292,462	100%	$296,574	100%	$(4,112)	100%	$315,563	100%

Yield on cash equivalents and investment securities	2.49%		2.51%		-0.02%		2.46%

The Company continued to maintain a strong liquidity position during the reporting period. As of June 30, 2014, the Company maintained cash positions at the Federal Reserve Bank and correspondent banks in the amount of $50.7 million. The Company also held certificates of deposits with other financial institutions in the amount of $16.1 million.

Available-for-sale investment securities totaled $188.7 million at June 30, 2014, compared with $204.0 million at March 31, 2014. The Company’s available-for-sale investment portfolio is currently being utilized as a secondary source of liquidity to fund other higher yielding asset opportunities, such as commercial and commercial real estate loan originations when required. During the second quarter of 2014, the Company purchased seventeen securities with a par value of $21.0 million and weighted average yield of 2.82%, and sold thirty securities with a par value of $30.3 million and weighted average yield of 2.56%. The net sales activity resulted in $39 thousand realized loss.

The Company’s purchases continue to focus on moderate term maturity securities, taking advantage of the steepness of the yield curve which moderates the Company’s exposure to rising interest rates, while still providing an acceptable yield. Sales were focused on longer term municipal and corporate bonds, as well as mortgage-backed and asset-backed securities with extended cash flows or with a high probability of cash flows extending as interest rates increase.

Overall, management’s investment strategy reflects the continuing expectation of rising rates across the yield curve. As such, management will continue to actively seek out opportunities to reduce the overall duration of the portfolio and improve cash flows. Given the current shape of the yield curve, this strategy could entail absorbing small losses within the portfolio to meet this longer term objective.

At June 30, 2014, the Company’s net unrealized gain on available-for-sale securities were $1.3 million compared with $643 thousand net unrealized losses at March 31, 2014. The favorable change in net unrealized losses was primarily due to increases in the fair values of the Company’s municipal bond, corporate bond, and mortgage backed securities portfolios. The increases in the fair values of the Company’s investment securities portfolio were primarily driven by the narrowing of market spreads and changes in market interest rates.

(NASDAQ: BOCH)

Table 4	QUARTERLY AVERAGE DEPOSITS BY CATEGORY
(Dollars in thousands)	Q2	%of	Q2	%of	Change		Q1	%of
	2014	Total	2013	Total	Amount	%	2014	Total
Demand deposits	$132,842	17%	$112,825	16%	$20,017	18%	$132,495	18%
Interest bearing demand	272,073	36%	237,113	35%	34,960	15%	267,428	36%
Total checking deposits	404,915	53%	349,938	51%	54,977	16%	399,923	54%

Savings	91,488	12%	92,266	13%	(778)	-1%	91,406	13%
Total non-time deposits	496,403	65%	442,204	64%	54,199	12%	491,329	67%

Time deposits	262,809	35%	247,565	36%	15,244	6%	259,523	33%
Total deposits	$759,212	100%	$689,769	100%	$69,443	10%	$750,852	100%

Average rate on total deposits	0.54%		0.57%		-0.03%		0.54%

During the second quarter, average total deposits increased 10% or $69.4 million to $759.2 million compared to the same period a year ago. Average non maturing core deposits increased $54.2 million or 12% compared to the same period a year ago. Insured Cash Sweep (ICS) deposits totaling $31.8 million as of June 30, 2014 are included in interest bearing demand. The ICS deposits are locally generated funds, and as such, management considers this funding source as stable. However, the regulatory bodies consider these deposits as noncore.

Brokered certificates of deposits totaled $13.7 million at June 30, 2014, and were structured with both fixed rate terms and adjustable rate terms, and had remaining maturities ranging from less than one month to 6.00 years. Furthermore, brokered certificates of deposits with adjustable rate terms were structured with call features allowing the Company to redeem the certificates should interest rates dictate such action. These call features are generally exercisable within six to twelve months of issuance date and quarterly thereafter.

Operating Results for the Second quarter of 2014

Net income was $2.2 million for the three months ended June 30, 2014 compared with $565 thousand for the prior quarter and $2.0 million for the same period a year ago. The increase in net income in the current quarter compared to the same period a year ago was primarily driven by reclassification of gains recorded in other noninterest income. The gains were partially offset by increased other noninterest expense and a decrease in the gains recognized on securities compared to the second quarter of 2013.

(NASDAQ: BOCH)

Table 5	SUMMARY INCOME STATEMENT
(Dollars in thousands)	Q2	Q2	Change		Q1	Change
	2014	2013	Amount	%	2014	Amount	%
Net interest income	$8,190	$8,286	$(96)	-1%	$8,173	$17	0%
Provision for loan and lease losses	1,450	1,400	50	4%	0	1,450	100%
Noninterest income	2,136	1,025	1,111	108%	364	1,772	487%
Noninterest expense	6,111	5,148	963	19%	7,784	(1,673)	-21%
Income before income taxes	2,765	2,763	2	0%	753	2,012	267%
Provision for income tax	559	757	(198)	-26%	188	371	197%
Net income	2,206	2,006	200	10%	565	1,641	290%
Less: Preferred dividend and accretion on preferred stock	50	50	0	0%	50	0	0%
Income available to common shareholders	$2,156	$1,956	$200	10%	$515	$1,641	319%

Basic earnings per share	$0.16	$0.13	$0.03	23%	$0.04	$0.12	300%
Average basic shares	13,378	15,120	(1,742)	-12%	13,942	(564)	-4%
Diluted earnings per share	$0.16	$0.13	$0.03	23%	$0.04	$0.12	300%
Average diluted shares	13,426	15,139	(1,713)	-11%	13,987	(561)	-4%

Diluted EPS was $0.16 for the three months ended June 30, 2014 compared with $0.13 for the same period a year ago, and $0.04 for the prior period. EPS increased during the three months ended June 30, 2014 compared to the same period a year ago primarily due to a decrease in the weighted average shares. The decrease in weighted average shares directly resulted from the repurchase of 2.0 million common shares through two separate repurchase plans announced and completed in 2013 and 700,000 common shares repurchased during the six months ended June 30, 2014 under the plan announced March 20, 2014. All repurchased shares were retired subsequent to purchase. As such, the weighted average number of dilutive common shares outstanding decreased by 750 thousand during the six months ended June 30, 2014.

The Company declared cash dividends of $0.03 per share for the second quarter of 2014, consistent with the quarterly dividends in the prior quarter and the same period a year ago.

Net interest income for the three months ended June 30, 2014 was $8.2 million compared to $8.3 million during the same period a year ago and $8.2 million for the prior quarter. Average quarterly securities balances and weighted average tax equivalent yields at June 30, 2014 and 2013 were $240.4 million and 3.51% compared to $253.4 million and 3.15%, respectively.

Table 6	NET INTEREST SPREAD AND MARGIN
(Dollars in thousands)	Q2	Q2	Change	Q1	Change
	2014	2013	Amount	2014	Amount
Tax equivalent yield on average interest earning assets	4.14%	4.20%	-0.06%	4.08%	0.06%
Rate on average interest bearing liabilities	0.49%	0.49%	0%	0.47%	0.02%
Net interest spread	3.65%	3.71%	-0.06%	3.61%	0.04%
Net interest margin on a tax equivalent basis	3.75%	3.81%	-0.06%	3.72%	0.03%

Average earning assets	$908,197	$904,640	$3,557	$915,478	$(7,281)
Average interest bearing liabilities	$716,835	$720,681	$(3,847)	$708,822	$8,013

The net interest margin (net interest income as a percentage of average interest earning assets) on a fully tax-equivalent basis was 3.75% for the three months ended June 30, 2014, a decrease of 6 basis points (bp) as compared to the same period a year ago. The decrease in net interest margin primarily resulted from a 7 bp decline in yield on average earning assets partially offset by a 1 bp decrease in interest expense to average earning assets. With decreasing elasticity in managing our funding costs and historically low interest rates, maintaining our net interest margin in the foreseeable future will continue to be challenging. Accordingly, management will continue to pursue organic loan growth, wholesale loan purchases, and actively manage the investment securities portfolio within our accepted risk tolerance to maximize yield on earning assets.

(NASDAQ: BOCH)

Noninterest income for the three months ended June 30, 2014 was $2.1 million, an increase of $1.1 million when compared to the same period a year ago. The following table presents the key components of noninterest income for the three months ended June 30, 2014 and 2013, and March 31, 2014:

Table 7	NONINTEREST INCOME
(Dollars in thousands)	Q2	Q2	Change		Q1	Change
	2014	2013	Amount	%	2014	Amount	%
Service charges on deposit accounts	$41	$54	$(13)	-24%	$44	$(3)	-7%
Payroll and benefit processing fees	109	114	(5)	-4%	135	(26)	-19%
Earnings on cash surrender value - bank owned life insurance	162	112	50	45%	126	36	29%
Gain (loss) on investment securities, net	(39)	406	(445)	-110%	(245)	206	-84%
Merchant credit card service income, net	29	32	(3)	-9%	26	3	12%
Other income	1,834	307	1,527	497%	278	1,556	560%
Total noninterest income	$2,136	$1,025	$1,111	108%	$364	$1,772	487%

Service charges on deposit accounts decreased $13 thousand or 24% for the three months ended June 30, 2014 compared to the same period a year ago due to decreased fees on demand deposit accounts.

Bank owned life insurance earnings increased $50 thousand or 45% for the three months ended June 30, 2014 compared to the same period a year ago, and increased $36 thousand or 29% for the current quarter compared to the prior quarter. The increase was due to the purchase of additional key man policies during the three months ended June 30, 2014.

Gains on the sale of investment securities decreased $445 thousand to a net loss of $39 thousand for the three months ended June 30, 2014, compared to net gains of $406 thousand for the same period a year ago. During the three months ended June 30, 2014, the Company purchased seventeen securities with weighted average yields of 2.82%, and sold thirty securities with weighted average yields 2.56%. Generally, securities purchased had relatively short durations with solid credit quality.

Other income increased $1.6 million during the quarter ended June 30, 2014 compared to the prior quarter and increased $1.5 million compared to the same period a year ago. The increase was due to $1.6 million in hedge gains related to forecasted interest payments associated with FHLB advances which are no longer probable to occur.

Noninterest expense for the three months ended June 30, 2014 was $6.1 million, an increase of $1 million or 19% compared to the same period a year ago. The following table presents the key elements of noninterest expense for the three months ended June 30, 2014 and 2013, and March 31, 2014:

Table 8	NONINTEREST EXPENSE
	Q2	Q2	Change		Q1	Change
(Dollars in thousands)	2014	2013	Amount	%	2014	Amount	%
Salaries and related benefits	$3,417	$3,074	$343	11%	$3,622	$(205)	-6%
Occupancy and equipment expense	678	529	149	28%	642	36	6%
Write down of other real estate owned	0	0	0	0%	290	(290)	-100%
FDIC insurance premium	189	245	(56)	-23%	191	(2)	-1%
Data processing fees	218	136	82	60%	194	24	12%
Professional service fees	338	294	44	15%	264	74	28%
Deferred compensation expense	115	0	115	100%	115	0	0%
Other expenses	1,156	870	131	13%	2,466	(1,310)	-53%
Total noninterest expense	$6,111	$5,148	$963	19%	$7,784	$(1,673)	-21%

Salaries and related benefits expense for the three months ended June 30, 2014 was $3.4 million, an increase of $343 thousand or 11% compared to the same period a year ago. The increase in salaries and related benefits was primarily driven by an increase in the number of employees and the related costs related to the addition of a new SBA Lending Department

(NASDAQ: BOCH)

Occupancy and equipment expenses increased $149 thousand for the three months ended June 30, 2014 compared to the same period a year ago, due to increased rent expenses and increased furniture fixture and equipment costs related to the expansion of the Sacramento Bank of Commerce office, and renovation expenses associated with the Churn Creek office.

During the three months ended March 31, 2014 management determined that further impairment was necessary for an improved commercial land property in the amount of $290 thousand. The property was transferred to OREO in 2010 and was written down to its fair value in anticipation of its pending sale.

The decrease in FDIC assessments of $56 thousand or 23% to $189 thousand during the quarter ended June 30, 2014 resulted from certain true-up adjustments to record additional premium expenses deemed necessary upon receipt of final prepaid premium reimbursement from the FDIC in June of 2013.

Data processing expense for the three months ended June 30, 2014 was $218 thousand an increase of $82 thousand or 60% compared to the same period a year ago. The increases in data processing expense compared to the same periods a year ago is primarily driven by increases in software maintenance and licensing expenses. The Bank continues to strive to make improvements in network infrastructure and systems, and expects to see continued increased costs in these expenses for the foreseeable future.

Professional service fees, which encompass audit, legal and consulting fees increased $44 thousand to $338 thousand for the three months ended June 30, 2014 compared to the same period a year ago and increased $74 thousand 28% compared to the previous quarter. The increases are due to increased fees for external audit and professional services.

Deferred compensation expense for the three months ended June 30, 2014 was $115 thousand, an increase of $115 thousand compared to the same period a year ago. The increase was due to certain true-up adjustments recorded during the same period a year ago. For disclosure purposes, in the table above and in the Company’s Consolidated Statement of Operations, the prior year credit balance in deferred compensation expense is included in the line item other expenses.

Other expenses for the three months ended June 30, 2014 increased compared to the prior year as the current year includes $221 thousand of additional amortization expense for affordable housing investments purchased during 2013 compared to $0 for the prior year. Other expenses decreased $1.3 million in the current quarter compared prior quarter which reflected a $1.4 million in pretax loss from the negotiated settlement of the note from the Company’s former mortgage subsidiary.

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Table 9	ALLOWANCE ROLL FORWARD
(Dollars in thousands)	Q2	Q1	Q4	Q3	Q2
	2014	2014	2013	2013	2013
Beginning balance	$9,748	$14,172	$13,542	$13,133	$11,350
Provision for loan loss charged to expense	1,450	0	0	300	1,400
Loans charged off	(1,456)	(4,903)	(815)	(635)	(474)
Loan loss recoveries	140	479	1,445	744	857
Ending balance	$9,882	$9,748	$14,172	$13,542	$13,133

Gross portfolio loans outstanding at period end	$619,418	$607,049	$597,995	$594,562	$617,398

Ratio of allowance for loan and lease losses to gross portfolio loans	1.60%	1.61%	2.37%	2.28%	2.13%
Nonaccrual loans at period end:
Commercial	$4,375	$4,303	$6,527	$7,501	$7,898
Commercial real estate	15,598	12,560	14,539	16,895	16,614
Residential real estate	6,939	7,360	8,217	10,953	11,165
Home equity	479	484	513	517	345
Consumer	87	-	-	-	-
Total nonaccrual loans	$27,478	$24,707	$29,796	$35,866	$36,022
Accruing troubled debt restructured loans
Commercial	$13	$62	$63	$65	$68
Commercial real estate	1,716	3,853	3,864	1,742	1,748
Residential real estate	5,074	4,894	4,303	2,996	3,174
Home equity	589	593	598	604	531
Total accruing restructured loans	$7,392	$9,402	$8,828	$5,407	$5,521

All other accruing impaired loans	585	2,564	3,517	4,190	4,445

Total impaired loans	$35,455	$36,673	$42,141	$45,463	$45,988

Allowance for loan and lease losses to nonaccrual loans at period end	35.96%	39.45%	47.56%	37.76%	36.46%
Nonaccrual loans to gross portfolio loans	4.44%	4.07%	4.98%	6.03%	5.83%
Allowance for loan and lease losses to impaired loans	27.87%	26.58%	33.63%	29.79%	28.56%

The Company realized net charge offs of $1.3 million in the current quarter compared with net charge offs of $4.4 million in the prior quarter and net recoveries of $383 thousand in the same period a year ago. Charge offs in the current quarter are primarily due to $1 million in charge offs related to one Commercial Real Estate loan relationship.

The Company continues to monitor credit quality, and adjust the ALLL accordingly to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease portfolios. As such, the Company made $1.5 million additional provisions for loan losses during the second quarter of 2014, compared with $1.4 million during the same period a year ago. The Company’s ALLL as a percentage of gross portfolio loans was 1.60% at June 30, 2014 compared to 1.61% as of June 30, 2013.

(NASDAQ: BOCH)

During the first six months of 2014, the Bank’s loan portfolio reflected higher charge off rates relative to the previous quarters. The charge offs in during the first six months of 2014 were centered in three borrowing relationships previously identified as impaired. Management is cautiously optimistic that given continuing improvement in local and national economic conditions, the Company’s impaired assets will continue to trend down. However, the commercial real estate and commercial loan portfolios continue to be influenced by weak real estate values, the effects of relatively high unemployment levels, and less than robust economic conditions. At June 30, 2014, management believes the Company’s ALLL is adequately funded given the current level of credit risk.

At June 30, 2014, the recorded investment in loans classified as impaired totaled $35.5 million, with a corresponding valuation allowance (included in the ALLL) of $1.0 million compared to impaired loans of $36.7 million, with a corresponding valuation allowance (included in the ALLL) of $1.8 million at March 31, 2014. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans. The decrease in classified loans during the three months ended June 30, 2014 is primarily due to the aforementioned borrowing relationship.

Loans are reported as troubled debt restructurings (TDR) when the Bank grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the note rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. Impairment reserves on non collateral dependent restructured loans are measured by comparing the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

During the current quarter, the Company restructured two loans to grant a rate concession. The loans were classified as TDR and placed on nonaccrual status. As of June 30, 2014, the Company had $27.9 million in TDRs compared to $29.2 million as of March 31, 2014. As of June 30, 2014, the Company had one hundred and eighteen restructured loans that qualified as TDRs, of which one hundred three were performing according to their restructured terms. TDRs represented 4.50% of gross portfolio loans as of June 30, 2014 compared with 4.81% at March 31, 2014.

Table 10	PERIOD END TROUBLED DEBT RESTRUCTURINGS
(Dollars in thousands)	Q2	Q1	Q4	Q3	Q2
	2014	2014	2013	2013	2013
Nonaccrual	$20,504	$19,779	$24,596	$21,511	$15,552
Accruing	7,392	9,402	8,828	5,407	5,521
Total troubled debt restructurings	$27,896	$29,181	$33,424	$26,918	$21,073

Percentage of total gross portfolio loans	4.50%	4.81%	5.59%	4.53%	3.41%

Nonperforming loans, which include nonaccrual loans and accruing loans past due over 90 days, totaled $27.5 million or 4.43% of portfolio loans as of June 30, 2014, compared to $24.7 million, or 3.99% of portfolio loans at March 31, 2014. The increase in nonperforming loans in the current quarter is primarily due to $ 3.0 million in loans for one relationship moved to nonaccrual during the quarter ending June 30, 2014. Nonperforming assets, which include nonperforming loans and other real estate owned (“OREO”), totaled $28.3 million, or 2.94% of total assets as of June 30, 2014, compared with $25.3 million, or 2.63% of total assets as of March 31, 2014. As of June 30, 2014, nonperforming assets of $28.3 million have been written down by 36%, or $10.2 million, from their original balance of $42.8 million.

(NASDAQ: BOCH)

Table 11		PERIOD END NONPERFORMING ASSETS
(Dollars in thousands)	Q2	Q1	Q4	Q3	Q2
	2014	2014	2013	2013	2013
Commercial	$4,375	$4,303	$6,527	$7,501	$7,898

Real estate mortgage
1-4 family, closed end 1st lien	1,249	1,286	1,322	1,740	1,797
1-4 family revolving	479	484	513	517	345
ITIN 1-4 family loan pool	5,690	6,074	6,895	9,213	9,368
Consumer	87	-	-	-	-
Total real estate mortgage	7,505	7,844	8,730	11,470	11,510

Commercial real estate	15,598	12,560	14,539	16,895	16,614
Total nonaccrual loans	27,478	24,707	29,796	35,866	36,022
90 days past due not on nonaccrual	-	-	-	-	-
Total nonperforming loans	27,478	24,707	29,796	35,866	36,022

Other real estate owned	826	623	913	959	1,360
Total nonperforming assets	$28,304	$25,330	$30,709	$36,825	$37,382

Nonperforming loans to portfolio loans	4.43%	3.99%	4.98%	6.03%	5.83%
Nonperforming assets to total assets	2.94%	2.63%	3.23%	3.95%	3.91%

Table 12	OTHER REAL ESTATE OWNED ACTIVITY
(Dollars in thousands)	Q2	Q1	Q4	Q3	Q2
	2014	2014	2013	2013	2013
Beginning balance	$623	$913	$959	$1,360	$1,785
Write-down	0	(290)	-	-	-
Additions to OREO	268	-	98	146	184
Dispositions of OREO	(65)	-	(144)	(547)	(609)
Ending balance	$826	$623	$913	$959	$1,360

At June 30, 2014, and March 31, 2014, the recorded investment in OREO was $826 thousand and $623 thousand, respectively. The June 30, 2014 OREO balance consists of five properties, of which three are secured by 1-4 family residential real estate in the amount of $204 thousand, one commercial nonfarm residential property in the amount of $162 thousand and one piece of improved commercial land in the amount of $460 thousand.

(NASDAQ: BOCH)

Table 13	INCOME STATEMENT
(Amounts in thousands, except for per share data)	Q2	Q2	Change		Q1	Full Year
	2014	2014	$	%	2014	2013
Interest income:
Interest and fees on loans	$7,188	$7,352	$(164)	-2%	$7,094	$29,918
Interest on tax-exempt securities	1,111	656	455	69%	652	2,610
Interest on U.S. government securities	635	772	(137)	-18%	1,114	1,702
Interest on other securities	128	381	(253)	-66%	140	3,031
Total interest income	9,062	9,161	(99)	-1%	9,000	37,261
Interest expense:
Interest on demand deposits	118	112	6	5%	121	485
Interest on savings deposits	57	62	(5)	-8%	57	254
Interest on certificates of deposit	673	654	19	3%	662	2,625
Interest on securities sold under repurchase agreements	-	2	(2)	-100%	0	6
Interest on FHLB borrowings	33	(48)	81	-169%	0	(267)
Interest on other borrowings	(9)	93	(102)	-110%	(13)	375
Total interest expense	872	875	(3)	0%	827	3,478
Net interest income	8,190	8,286	(96)	-1%	8,173	33,783
Provision for loan and lease losses	1,450	1,400	50	4%	0	2,750
Net interest income after provision for loan and lease losses	6,740	6,886	(146)	-2%	8,173	31,033
Noninterest income:
Service charges on deposit accounts	41	54	(13)	-24%	44	191
Payroll and benefit processing fees	109	114	(5)	-4%	135	484
Earnings on cash surrender value - bank owned life insurance	162	112	50	45%	126	534
(Loss) Gain on investment securities, net	(39)	406	(445)	-110%	(245)	995
Merchant credit card service income, net	29	32	(3)	-9%	26	129
Other income	1,834	307	1,527	497%	278	1,209
Total noninterest income	2,136	1,025	1,111	108%	364	3,542
Noninterest expense:
Salaries and related benefits	3,417	3,074	343	11%	3,622	12,035
Occupancy and equipment expense	678	529	149	28%	642	2,205
Write down of other real estate owned	0	0	0	0%	290	-
FDIC insurance premium	189	245	(56)	-23%	191	725
Data processing fees	218	136	82	60%	194	547
Professional service fees	338	294	45	15%	264	1,241
Deferred compensation expense	115	(155)	270	-174%	115	179
Other expenses	1,156	1,025	131	13%	2,466	5,309
Total noninterest expense	6,111	5,148	963	19%	7,784	22,241
Income before provision (benefit) for income taxes	2,765	2,763	2	0%	753	12,334
Provision (benefit) for income taxes	559	757	(198)	-26%	188	4,399
Net Income	$2,206	$2,006	$200	10%	$565	$7,935
Less: Preferred dividend and accretion on preferred stock	50	50	0	0%	50	200
Income available to common shareholders	$2,156	$1,956	$200	10%	$515	$7,735
Basic earnings per share	$0.16	$0.13	$0.03	23%	$0.04	$0.52
Average basic shares	13,378	15,120	(1,742)	-12%	13,942	14,940
Diluted earnings per share	$0.16	$0.13	$0.03	23%	$0.04	$0.52
Average diluted shares	13,426	15,139	(1,713)	-11%	13,987	14,964

(NASDAQ: BOCH)

Table 14	BALANCE SHEET
(Dollars in thousands)	June 30,	June 30,	Change		December 31,
ASSETS	2014	2013	$	%	2013
Cash and due from banks	$50,677	$22,426	$28,251	126%	$38,369
Interest bearing due from banks	16,068	20,810	(4,742)	-23%	20,146
Total cash and cash equivalents	66,745	43,236	23,509	54%	58,515

Securities available-for-sale, at fair value	188,686	218,495	(29,809)	-14%	216,640
Securities held-to-maturity, at amortized cost	37,031	34,843	2,188	6%	36,696

Portfolio loans	619,622	617,733	1,889	0%	598,298
Allowance for loan losses	(9,882)	(13,133)	3,251	-25%	(14,172)
Net loans	609,740	604,600	5,140	1%	584,126

Total interest earning assets	912,084	914,307	(2,223)	0%	910,149

Bank premises and equipment, net	12,415	10,275	2,140	21%	10,893
Other intangibles	-	39	(39)	-100%	-
Other real estate owned	826	1,360	(534)	-39%	913
Other assets	48,273	43,764	4,509	10%	43,763
TOTAL ASSETS	$963,716	$956,612	$7,104	1%	$951,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand - noninterest bearing	$135,416	$113,615	$21,801	19%	$133,984
Demand - interest bearing	269,055	243,087	25,968	11%	273,390
Savings accounts	90,416	93,791	(3,375)	-4%	90,442
Certificates of deposit	260,129	244,408	15,721	6%	248,477
Total deposits	755,016	694,901	60,115	9%	746,293

Securities sold under agreements to repurchase	0	1,758	(1,758)	-100%	0
Federal Home Loan Bank borrowings	75,000	125,000	(50,000)	-40%	75,000
Junior subordinated debentures	15,465	15,465	0	0%	15,465
Other liabilities	17,545	12,618	4,927	39%	13,001
TOTAL LIABILITIES	863,026	849,742	13,284	2%	849,759

TOTAL STOCKHOLDERS' EQUITY	100,690	106,870	(6,180)	-6%	101,787

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$963,716	$956,612	$7,104	1%	$951,546

(NASDAQ: BOCH)

Table 15	YEAR TO DATE AVERAGE BALANCE SHEET
(Dollars in thousands)	June 30,	June 30,	December 31,	December 31,	December 31,
	2014	2013	2013	2012	2011
Earning assets:
Loans	$610,033	$624,444	$612,819	$642,200	$626,275
Tax exempt securities	85,097	91,833	92,854	81,714	52,467
Taxable securities	155,343	157,961	157,486	135,615	130,898
Interest bearing due from banks	62,126	40,306	43,397	48,712	64,399
Average earning assets	912,599	914,544	906,556	908,241	874,039

Cash and DFB	10,187	9,920	10,570	10,125	2,251
Bank premises	11,696	10,081	10,338	9,567	9,489
Other assets	32,684	30,106	26,838	24,249	21,421
Average total assets	$967,166	$964,651	$954,302	$952,182	$907,200

Interest bearing liabilities:
Demand - interest bearing	$270,311	$235,786	$244,125	$203,342	$157,696
Savings deposits	91,447	91,482	92,502	89,789	91,876
Certificates of deposit	261,184	252,322	249,500	285,574	296,381
Repurchase Agreements	-	11,476	5,780	14,246	14,805
Other Borrowings	90,465	143,688	125,144	125,839	130,933
Average interest bearing liabilities	713,407	734,754	717,051	718,790	691,691

Demand - noninterest bearing	132,669	114,119	126,017	115,091	100,722
Other liabilities	19,213	6,422	5,041	7,033	6,679

Shareholders' equity	101,877	109,356	106,193	111,268	108,108
Average liabilities & equity	$967,166	$964,651	$954,302	$952,182	$907,200

(NASDAQ: BOCH)

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce which operates under two separate names (Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through four offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial

John T. Cavender

555 Market Street

San Francisco, CA 94105

(800) 346-5544

Sandler O’Neill + Partners, L.P.

Brian Sullivan

1251 Avenue of the Americas, 6th Floor

New York, NY 10022

(212) 466-8022

McAdams Wright Ragen, Inc. Joey Warmenhoven 1211 SW Fifth Avenue, Suite 1400 Portland, OR 97204 (866) 662-0351 Stifel Nicolaus Perry Wright 1255 East Street, Suite 100 Redding, CA 96001 (530) 244-7199

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (530) 722-3900

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer / Chief Financial Officer

Telephone Direct (530) 722-3952

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959